UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 14, 2008

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2008, Tennant Scotland Limited, a wholly owned subsidiary of Tennant Company (the “Company”), entered into a Share Purchase Agreement to purchase all the shares of Applied Sweepers Holdings Limited for approximately $68 million (USD). On February 15, 2008, the Company issued a press release announcing the entry into the purchase agreement, which summarized the primary conditions to closing. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by referenced herein (except for the third through eighth paragraphs, which are furnished pursuant to Item 7.01 below).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2007 , the Company filed a Current Report on Form 8-K to announce that Pamela K. Knous gave notice of her intention to resign from the Board of Directors on August 14, 2008.  On February 14, 2008, Ms. Knous gave notice that she would accelerate the date of her resignation from the Board of Directors effective immediately. Ms. Knous indicated that her earlier resignation date relates to the fact that she has completed the transition of her Committee and Board duties to other directors and has other commitments requiring her time and attention.

Item 7.01.	Regulation FD Disclosure.

Additional information about the proposed acquisition of Applied Sweepers Holdings Limited included in the third through eighth paragraphs of the press release attached as Exhibit 99.1 to this Current Report on Form 8-K is furnished herewith.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed or furnished herewith:

99.1	Press Release dated February 15, 2008 Announcing Proposed Acquisition of Applied Sweepers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY

Date: February 21, 2008	/s/ Heidi M. Hoard
Vice President, General Counsel and Secretary